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EXHIBIT 99.1


USCS INTERNATIONAL ANNOUNCES NEW STATEMENT PROCESSING CONTRACT WITH CBIS

     RANCHO CORDOVA, CA, March 6, 1997 - USCS International (Nasdaq: USCS) today announced that its wholly-owned subsidiary, International Billing Services (IBS), signed a new statement production contract with CBIS, thereby extending their long-standing relationship for an additional five years.

        IBS has provided statement production services to CBIS for the past seven years. Statement production services include managing statement data transmitted to IBS from CBIS, electronic postal processing, printing and high-volume mail handling. "This contract represents a significant commitment by both parties to continue the delivery of world-class solutions to the communications industry," said Randy Lintecum, president of IBS. "CBIS is recognized as a leader in customer care and billing for the communications marketplace, and IBS is proud to support them as their statement production partner."

        International Billing Services is a USCS International company. Statements processed by IBS on behalf of CBIS constituted approximately 10 percent of USCS International's revenue in 1996 and 8 percent of its revenue in 1995. The new agreement makes provisions for increasing the current statement processing volumes and for joint marketing of IBS and CBIS products and services.

        International Billing Services is the leading provider of complete statement processing solutions for the communications industry and is a USCS International company. USCS International offers customer management software and statement processing solutions to the global communications marketplace.
The company currently provides its services for 54 percent of all cable television subscribers in the United States, 36 percent of all cellular telephone subscribers and 10 percent of all landline telephone subscribers.
USCS International's clients include providers of cable television, wireless and landline telephony, direct broadcast satellite and multiple communications services in the United States and 19 other countries. More information on IBS' products and services can be found at http://www.billing.com.
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